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Jennifer Donahue
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Jennifer.Donahue@Teradata.com

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Matthew.Garvie@Teradata.com

Teradata Announces Changes to Board of Directors

David Kepler and James Ringler to Retire
Board Size to be Reduced to Nine Directors

SAN DIEGO – Nov. 5, 2020 – Teradata (NYSE: TDC), the cloud data analytics platform company, today announced that David Kepler and James Ringler intend to retire from the Board of Directors as of the time of the 2021 Annual Meeting of Stockholders. With these changes, Teradata will reduce the size of its Board to nine members, eight of whom will be independent. In connection with today’s announcement, and reflective of Teradata’s ongoing board succession planning, Kimberly Nelson, a director of Teradata since November 2019 and the Executive Vice President and Chief Financial Officer of SPS Commerce, Inc., has been appointed Chair of the Board’s Audit Committee, effective January 1, 2021.

Michael Gianoni, Chairman of the Teradata Board of Directors, stated, “On behalf of the entire Board, I want to extend my gratitude to Dave and Jim for their distinguished service and significant contributions to Teradata over many years. Both Dave and Jim have been integral members of our Board since 2007 and we wish them all the best going forward.”

Mr. Gianoni continued, “As a Board, our focus is on best-in-class corporate governance that aligns with the execution of the Company’s long-term strategy. With effective and agile oversight, and a leadership team accelerating its cloud-based strategy, Teradata is extremely well-positioned to continue delivering for our customers, supporting our people and driving outstanding top and bottom line expectations to enhance shareholder value. The solid third quarter 2020 financial results announced today reflect the efforts of Steve McMillan and the entire team, and we look forward to continued success.”

About Teradata
Teradata is the cloud data analytics platform company, built for a hybrid multi-cloud reality, solving the world's most complex data challenges at scale. We help businesses unlock value by turning data into their greatest asset. See how at Teradata.com.

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